Exhibit 99.1

Investor Contact: Leigh Parrish
Financial Dynamics
212-850-5651
lparrish@fd-us.com

Media Contact: Donna Shaults
Enesco Group, Inc.
630-875-5464
dshaults@enesco.com

ENESCO GROUP, INC. TO TRANSITION TO
THIRD-PARTY DISTRIBUTION AND WAREHOUSING
- Transition Designed to Reduce Cost Structure and Manage Operating Expenses -

Itasca, Ill. – November 18, 2005 – Enesco Group, Inc. (NYSE: ENC), a leader in the giftware, and home and garden décor industries, today announced the Company will transition its distribution and warehousing operations to a third-party logistics company. Enesco selected National Distribution Centers (NDC), an affiliate of NFI Industries, based in New Jersey, to manage the Company’s distribution operations in the U.S. NDC will operate a leased facility in the Indianapolis metropolitan area, of which Enesco will occupy approximately 150,000 square feet.

As part of Enesco’s operating improvement plan announced in September 2005, the transition to third-party distribution and warehousing will allow the Company to improve supply chain efficiencies, improve customer service, consolidate its U.S. distribution operations, improve financial performance, and build on the Company’s core strengths of new product development and sales.

The Company will begin moving all inventory related to its continuing product lines to the NDC facility at the end of December 2005 and expects to be ready to ship product in mid-January 2006. The Company believes this temporary delay in order fulfillment will not have a material impact on revenues as this is the time of the year during which Enesco historically has conducted its physical inventory with delayed order fulfillment.

Closeout inventory will be distributed from the Company’s current distribution facility in Elk Grove Village, Ill. through June 2006. Employment levels at Enesco’s current distribution and warehouse facility will be reduced by approximately 125 positions over the six month period starting January 2006, as business needs dictate.

For the first nine months of 2005, the Company’s U.S. distribution and warehousing costs were approximately $11 million, or 12.7% of net revenues. The Company anticipates this transition will produce pre-tax, annualized cost savings in the range of $4 million to $6 million in the U.S. and be fully realized in 2007. These anticipated savings were announced previously as a part of the total of $34 million to $38 million pre-tax in U.S. cost reductions included in Enesco’s plan to improve the Company’s operating performance.
Cynthia Passmore-McLaughlin, President and CEO, commented, “A key initiative of our operating improvement plan is to create a more efficient and cost-effective distribution model. After carefully evaluating several alternatives, we believe that a third-party distribution and warehousing model will work best in terms of reducing costs and enhancing customer service. NDC provides many advantages that are in line with these improvement initiatives, including lower overall location costs and improved customer service. We will be working with our customers on timing of shipments to allow for a smooth transition between distribution facilities.”

About Enesco Group, Inc.
Enesco Group, Inc. is a world leader in the giftware, and home and garden décor industries. Serving more than 30,000 customers globally, Enesco distributes products to a wide variety of specialty card and gift retailers, home décor boutiques, as well as mass-market chains and direct mail retailers. Internationally, Enesco serves markets operating in the United Kingdom, Canada, Europe, Mexico, Australia and Asia. With subsidiaries located in Europe and Canada, and a business unit in Hong Kong, Enesco’s international distribution network is a leader in the industry. The Company’s product lines include some of the world’s most recognizable brands, including Border Fine Arts, Bratz, Circle of Love, Foundations, Halcyon Days, Heartwood Creek, Jim Shore Designs, Lilliput Lane, Nickelodeon, Pooh & Friends, Walt Disney Classics Collection, and Walt Disney Company, among others. Further information is available on the Company’s web site at www.enesco.com.

This press release contains forward-looking statements, which reflect management’s current assumptions and beliefs and are based on information currently available to management. The Company has tried to identify such forward-looking statements by use of such words as “expects,” “intends,” “anticipates,” “could,” “estimates,” “plans,” and “believes,” and similar expressions, but these words are not the exclusive means of identifying such statements. Such statements are subject to various risks, uncertainties and other factors, which could cause actual results to vary materially from those anticipated, estimated, expected or projected. Important factors that may cause actual future events or results to differ materially and adversely from those described in the forward-looking statements include, but are not limited to: the Company’s success in developing new products and consumer reaction to the Company’s new products; the Company’s ability to secure, maintain and renew popular licenses, particularly our Cherished Teddies, Disney and Heartwood Creek licenses; the Company’s ability to grow revenues in mass and niche market channels; the Company’s success in implementing its comprehensive plan for operating improvement and its achievement of its goals for cost savings and market share increases; the Company’s ability to comply with covenants contained in its credit facility; the Company’s ability to obtain a new global senior credit facility; changes in general economic conditions, as well as specific market conditions; fluctuations in demand for our products; manufacturing lead times; the timing of orders and shipments and our ability to predict customer demands; inventory levels and purchase commitments exceeding requirements based upon incorrect forecasts; collection of accounts receivable; changes in the regulations and procedures affecting the importation of goods into the United States; changes in foreign exchange rates; price and product competition in the giftware industry; variations in sales channels, product costs or mix of products sold; and, possible future terrorist attacks, epidemics, or acts of war. In addition, the Company operates in a continually changing business environment and does not intend to update or revise the forward-looking statements contained herein, which speak only as of the date hereof. Additional information regarding forward-looking statement risk factors is contained in the Company’s reports and filings with the Securities and Exchange Commission. In light of these risks and uncertainties, the forward-looking statements contained herein may not occur and actual results could differ materially from those set forth herein. Accordingly, you should not rely on these forward-looking statements as a prediction of actual future results.

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